Exhibit 99.1

Collegium Reports Record 1H’23 Net Revenue of $280.3 Million, Up 35% Year-over-Year

– Q2’23 Net Revenue of $135.5 Million, Up 10% Year-over-Year –

– Q2’23 GAAP Net Income of $13.0 Million –

– Q2’23 Adjusted EBITDA of $85.8 Million, Up 21% Year-over-Year –

– Board of Directors has Authorized $50 Million Accelerated Share Repurchase Program –

– Reaffirmed Full Year 2023 Guidance –

– Conference Call Scheduled for Today at 4:30 p.m. ET –

STOUGHTON, Mass., Aug. 3, 2023 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions, today reported its financial results for the quarter ended June 30, 2023, and provided a corporate update.

“We are on track to make 2023 a banner year. In the first half of the year, we achieved strong financial results, and we are well positioned to deliver on our financial and strategic objectives in the second half of the year,” said Joe Ciaffoni, President and Chief Executive Officer of Collegium. “The Board of Directors’ authorization of a $50 million Accelerated Share Repurchase program reinforces our confidence in the business and commitment to deliver value to our shareholders through effective deployment of our balance sheet. For the remainder of 2023, we are focused on maximizing the potential of our pain portfolio, executing on our capital deployment strategy and taking actions to position the company for growth in 2024.”

“In the second quarter, we generated strong financial results characterized by year-over-year double-digit revenue growth, disciplined expense management and strong operating cash flows,” said Colleen Tupper, Chief Financial Officer of Collegium. "We delivered a strong performance in the first half, and we expect revenues to increase and expenses to decrease in the second half of 2023.”

Recent Business Highlights

●	Generated Belbuca® total prescription growth of 3.5% compared to the first quarter of 2023.
●	Increased Xtampza® ER revenue 24% year-over-year to $41.2 million.
●	Grew Nucynta Franchise revenue 8% year-over-year to $47.3 million.
●	Received U.S. Food and Drug Administration (FDA) approval for Nucynta® OS and Nucynta® IR for use in children (ages six and up). This is an important step in the pursuit of a pediatric extension which would extend exclusivity of the Nucynta Franchise an additional six months (December 2025 with a pediatric extension).
●	Board of Directors authorized a $50 million Accelerated Share Repurchase program.

Financial Guidance for 2023

●	The Company reaffirms its full-year 2023 guidance for Product Revenues, Net, Adjusted Operating Expenses and Adjusted EBITDA:

Product Revenues, Net	$565.0 to $580.0 million
Adjusted Operating Expenses (Excluding Stock-Based Compensation)	$135.0 to $145.0 million
Adjusted EBITDA (Excluding Stock-Based Compensation)	$355.0 to $370.0 million

Financial Results for Quarter Ended June 30, 2023

●	Product revenues, net were $135.5 million for the quarter ended June 30, 2023 (the “2023 Quarter”), compared to $123.5 million for the quarter ended June 30, 2022 (the “2022 Quarter”), representing a 10% increase year-over-year.
●	GAAP operating expenses were $38.2 million for the 2023 Quarter, compared to $41.3 million for the 2022 Quarter, representing a 7% decrease year over year. Adjusted operating expenses, which exclude stock-based compensation expense and other adjustments to reflect changes that occur in our business but do not represent ongoing operations, were $31.1 million for the 2023 Quarter, compared to $32.0 million for the 2022 Quarter, representing a 3% decrease year-over-year.
●	GAAP net income for the 2023 Quarter was $13.0 million, with $0.38 GAAP earnings per share (basic) and $0.34 GAAP earnings per share (diluted), compared to GAAP net loss for the 2022 Quarter of $(5.2) million, with $(0.15) GAAP loss per share (basic and diluted). Non-GAAP adjusted net income for the 2023 Quarter was $52.5 million, with $1.26 adjusted earnings per share, compared to non-GAAP adjusted net income for the 2022 Quarter of $41.0 million, with $1.07 adjusted earnings per share.
●	Adjusted EBITDA for the 2023 Quarter was $85.8 million, compared to $71.2 million for the 2022 Quarter, representing a 21% increase year-over-year.
●	The Company exited the 2023 Quarter with cash, cash equivalents and marketable securities of $325.5 million, up from $173.7 million as of December 31, 2022.

Conference Call Information

The Company will host a conference call and live audio webcast on Thursday, August 3, 2023, at 4:30 p.m. Eastern Time. To access the conference call, please dial (877) 407-8037 (U.S.) or (201) 689-8037 (International) and reference the “Collegium Q2 2023 Earnings Call.” An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about certain non-GAAP financial measures. We use these non-GAAP financial measures to understand, manage and evaluate our business as we believe they provide additional information on the performance of our business. We believe that the presentation of these non-GAAP financial measures, taken in conjunction with our results under GAAP, provide analysts, investors, lenders and other third parties insight into our view and assessment of our ongoing operating performance. In addition, we believe that the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, provide supplementary information that may be useful to analysts, investors, lenders, and other third parties in assessing our performance and results from period to period. We report these non-GAAP financial measures to portray the results of our operations prior to considering certain income statement elements. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP.

In our quarterly and annual reports, earnings press releases and conference calls, we may discuss the following financial measures that are not calculated in accordance with GAAP, to supplement our consolidated financial statements presented on a GAAP basis.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income (loss), which is the nearest GAAP equivalent, such as:

●	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
●	we exclude stock-based compensation expense from adjusted EBITDA although (a) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy and (b) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
●	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
●	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
●	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
●	we exclude impairment expenses from adjusted EBITDA and, although these are non-cash expenses, the asset being impaired may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
●	we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs that are not related to acquisitions. The amount and/or frequency of these restructuring expenses are not part of our underlying business;
●	we exclude litigation settlements from adjusted EBITDA, as well as any applicable income items or credit adjustments due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred;
●	we exclude acquisition related expenses as the amount and/or frequency of these expenses are not part of our underlying business. Acquisition related expenses include transaction costs, which primarily consisted of financial advisory, banking, legal, and regulatory fees, and other consulting fees, incurred to complete the acquisition, employee-related expenses (severance cost and benefits) for terminated employees after the acquisition, and miscellaneous other acquisition related expenses incurred;
●	we exclude recognition of the step-up basis in inventory from acquisitions (i.e., the adjustment to record inventory from historic cost to fair value at acquisition) as the adjustment does not reflect the ongoing expense associated with sale of our products as part of our underlying business; and
●	we exclude losses on extinguishments of debt as these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis.

Adjusted Operating Expenses

Adjusted operating expenses is a non-GAAP financial measure that represents GAAP operating expenses adjusted to exclude stock-based compensation expense, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations.

Adjusted Net Income and Adjusted Earnings Per Share

Adjusted net income is a non-GAAP financial measure that represents GAAP net income (loss) adjusted to exclude significant income and expense items that are non-cash or not indicative of ongoing operations, including consideration of the tax effect of the adjustments. Adjusted earnings per share is a non-GAAP financial measure that represents adjusted net income per share. Adjusted weighted-average shares - diluted is calculated in accordance with the treasury stock, if-converted, or contingently issuable accounting methods, depending on the nature of the security.

Reconciliations of adjusted EBITDA, adjusted operating expenses, adjusted net income, and adjusted earnings per share to the most directly comparable GAAP financial measures are included in this press release.

The Company has not provided a reconciliation of its full-year 2023 guidance for adjusted EBITDA or adjusted operating expenses to the most directly comparable forward-looking GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because the Company is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, acquisition related expense and litigation settlements. These items are uncertain and depend on various factors that are outside of the Company’s control or cannot be reasonably predicted. While the Company is unable to address the probable significance of these items, they could have a material impact on GAAP net income and operating expenses for the guidance period. A reconciliation of adjusted EBITDA or adjusted operating expenses would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to our full-year 2023 financial guidance, including projected product revenue, adjusted operating expenses and adjusted EBITDA, current and future market opportunities for our products and our assumptions related thereto, expectations (financial or otherwise) and intentions, and other statements that are not historical facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks relating to, among others: risks related to the ability to realize the anticipated benefits of our acquisitions at all or within the expected time period; unknown liabilities; risks related to future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; the impact of the COVID-19 pandemic on our ability to conduct our business, reach our customers, and supply the market with our products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to obtain and maintain regulatory approval of our products and any product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product; the size of the markets for our products and product candidates, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products and product candidates; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact:
Christopher James, M.D.
Vice President, Investor Relations
ir@collegiumpharma.com

Media Contact:
Marissa Samuels
Vice President, Corporate Communications
communications@collegiumpharma.com

Collegium Pharmaceutical, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	June 30,	December 31,
	2023	2022
Cash and cash equivalents	$283,749	$173,688
Marketable securities	41,721	—
Accounts receivable, net	167,479	183,119
Inventory	26,026	46,501
Prepaid expenses and other current assets	18,322	16,681
Property and equipment, net	18,040	19,521
Operating lease assets	6,452	6,861
Intangible assets, net	492,539	567,468
Restricted cash	1,047	2,547
Deferred tax assets	24,606	23,950
Other noncurrent assets	74	100
Goodwill	133,857	133,695
Total assets	$1,213,912	$1,174,131

Accounts payable and accrued expenses	37,665	39,623
Accrued rebates, returns and discounts	213,089	230,491
Term notes payable	493,231	560,078
Convertible senior notes	261,521	140,873
Operating lease liabilities	7,601	8,224
Shareholders’ equity	200,805	194,842
Total liabilities and stockholders’ equity	$1,213,912	$1,174,131

Collegium Pharmaceutical, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Product revenues, net	$135,546	$123,549	$280,313	$207,300
Cost of product revenues
Cost of product revenues (excluding intangible asset amortization)	24,257	33,684	54,156	50,016
Intangible asset amortization	37,463	37,501	74,929	56,424
Total cost of products revenues	61,720	71,185	129,085	106,440
Gross profit	73,826	52,364	151,228	100,860
Operating expenses
Research and development	—	—	—	3,983
Selling, general and administrative	38,193	41,254	90,968	95,782
Total operating expenses	38,193	41,254	90,968	99,765
Income from operations	35,633	11,110	60,260	1,095
Interest expense	(21,863)	(17,761)	(43,290)	(23,592)
Interest income	4,027	5	6,774	9
Loss on extinguishment of debt	—	—	(23,504)	—
Income (loss) before income taxes	17,797	(6,646)	240	(22,488)
Provision for (benefit from) income taxes	4,790	(1,455)	4,659	(4,228)
Net income (loss)	$13,007	$(5,191)	$(4,419)	$(18,260)

Earnings (loss) per share — basic	$0.38	$(0.15)	$(0.13)	$(0.54)
Weighted-average shares — basic	34,622,284	34,001,553	34,471,624	33,838,638

Earnings (loss) per share — diluted	$0.34	$(0.15)	$(0.13)	$(0.54)
Weighted-average shares — diluted	42,849,952	34,001,553	34,471,624	33,838,638

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net income (loss)	$13,007	$(5,191)	$(4,419)	$(18,260)
Adjustments:
Interest expense	21,863	17,761	43,290	23,592
Interest income	(4,027)	(5)	(6,774)	(9)
Loss on extinguishment of debt	—	—	23,504	—
Provision for (benefit from) income taxes	4,790	(1,455)	4,659	(4,228)
Depreciation	895	656	1,712	1,371
Amortization	37,463	37,501	74,929	56,424
Stock-based compensation expense	7,072	5,692	13,107	11,827
Litigation settlements	—	—	8,500	—
Acquisition related expenses	—	3,579	—	30,746
Recognition of step-up basis in inventory	4,748	12,638	14,918	13,241
Total adjustments	$72,804	$76,367	$177,845	$132,964
Adjusted EBITDA	$85,811	$71,176	$173,426	$114,704

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Operating Expenses to Adjusted Operating Expenses

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP operating expenses	$38,193	$41,254	$90,968	$99,765
Adjustments:
Stock-based compensation	7,072	5,692	13,107	11,827
Litigation settlements	—	—	8,500	—
Acquisition related expenses	—	3,579	—	30,746
Total adjustments	$7,072	$9,271	$21,607	$42,573
Adjusted operating expenses	$31,121	$31,983	$69,361	$57,192

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income and Adjusted Earnings Per Share

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net income (loss)	$13,007	$(5,191)	$(4,419)	$(18,260)
Adjustments:
Non-cash interest expense	2,261	2,522	4,548	3,435
Loss on extinguishment of debt	—	—	23,504	—
Amortization	37,463	37,501	74,929	56,424
Stock-based compensation expense	7,072	5,692	13,107	11,827
Litigation settlements	—	—	8,500	—
Acquisition related expenses	—	3,579	—	30,746
Recognition of step-up basis in inventory	4,748	12,638	14,918	13,241
Income tax effect of above adjustments (1)	(12,100)	(15,737)	(30,974)	(29,408)
Total adjustments	$39,444	$46,195	$108,532	$86,265
Non-GAAP adjusted net income	$52,451	$41,004	$104,113	$68,005

Adjusted weighted-average shares — diluted (2)	42,849,952	39,256,685	41,485,868	39,290,207
Adjusted earnings per share (2)	$1.26	$1.07	$2.57	$1.78

(1)	The income tax effect of the adjustments was calculated by applying our blended federal and state statutory rate to the items that have a tax effect. The blended federal and state statutory rate for the three months ended June 30, 2023 and 2022 were 24% and 26%, respectively; and the blended federal and state statutory rate for the six months ended June 30, 2023 and 2022 were 25.6% and 26%, respectively. As such, the non-GAAP effective tax rates for the three months ended June 30, 2023 and 2022 were 23.5% and 25.4%, respectively; and the non-GAAP effective tax rates for the six months ended June 30, 2023 and 2022 were 22.2% and 25.4%, respectively.
(2)	Adjusted weighted-average shares - diluted were calculated using the “if-converted” method for our convertible notes in accordance with ASC 260, Earnings per Share. As such, adjusted weighted-average shares – diluted includes shares related to the assumed conversion of our convertible notes and the associated cash interest expense added-back to non-GAAP adjusted net income. For the three months ended June 30, 2023 and 2022, adjusted weighted-average shares – diluted includes 7,509,104 and 4,925,134, respectively, attributable to our convertible notes. For the six months ended June 30, 2023 and 2022, adjusted weighted-average shares – diluted includes 6,041,036 and 4,925,134, respectively, attributable to our convertible notes. In addition, for the three and six months ended June 30, 2023 and 2022, adjusted earnings per share also includes other potentially dilutive securities to the extent that they are not antidilutive given that non-GAAP adjusted net income was in an income position.